Exhibit 10.2

February 28, 2023

Kurt Ekert

8 Oak Drive

Chatham, NJ 97928

Dear Kurt,

We are thrilled to offer you the opportunity to continue your journey with Sabre in your new role as Chief Executive Officer and President, effective on April 27, 2023. In your new role, you will report to the Sabre Board of Directors

You will have the opportunity to continue to make a significant impact at Sabre and our global business. Every day, in more than 60 countries, our team members work together to make it easier for travelers to connect with people and places.

We look forward to you continuing your journey with us!

Best regards,

/s/ Shawn Williams

Shawn Williams

EVP and Chief People Officer

The Details
Job Duties

CEO	You will serve as President and Chief Executive Officer of Sabre Corporation (the “Company”) and shall report directly to the board of directors (the “Board”) of the Company. You shall have all of the authority and perform all of the functions and duties that are consistent with such position, subject to lawful direction by the Board.

Base Salary

$900,000 USD	You will receive $34,615.39 bi-weekly (gross), based on 26 pay periods in a year. Pursuant to our performance review process, you are eligible to receive a merit-based pay increase each pursuant to the Company’s merit timeline, and subject to approval by the Company’s Board of Directors (or a committee of the Board).

Annual Bonus

$1,215,000 USD	You will be eligible for a pro-rated fiscal year 2023 target cash bonus equal to 135% of your Base Salary, under the Executive Incentive Plan (“EIP,” or any successor program). Your EIP is pro-rated with your former target percentage through the first four months of year calendar year, mixed with your new and continuing target for the last eight months of the calendar year. The EIP is subject to the achievement of certain financial targets and/or individual objectives. If EIP is earned, it is generally paid in March following the completion of the plan year.

Long Term Equity Incentive

Annual Grant

Annual Grants: On or about May 15 of each year, starting in 2023, you will be eligible to receive an equity award based on your position’s target award value of up to $5,500,000, based on the Sabre Omnibus Incentive Compensation Plan that is in place at the time of a grant. The amount, terms, and conditions of any awards to be granted to you shall be described in applicable grant agreement(s) and are subject to approval by the Board, the Compensation Committee of the Board or a sub-committee of the Compensation Committee, in accordance with the executive long-term incentive plan in effect at the time. You will vest in any awards in accordance with the terms of the applicable grant agreement(s).

Stock Ownership Guidelines: As a senior executive, you will be subject to the Company’s Stock Ownership Guidelines. These guidelines require senior executives to meet specified ownership levels of the Company’s stock within five (5) years of becoming a senior executive. The guidelines help to further align the interests of senior executives with the long-term interests of our stockholders, as well as promote the Company’s commitment to sound corporate governance. In your new role, your guideline level will move from three (3) times your base salary to five (5) times your base salary. As noted, you will have five years to achieve this level; however, in the interim you will be subject to certain share retention requirements until you meet this guideline level. In addition, you will be subject to the Company’s Insider Trading Policy, which, among other things, imposes certain limitations on when you can trade in the Company’s stock and requires you to pre-clear these trades.

Relocation

Executive Relocation	You are eligible to receive relocation assistance and benefits according to the attached Executive Relocation Policy.

Other Benefits/Matters

Paid Time Off

You will be also eligible for the following:

•   25 days paid time off PTO per calendar year. PTO is classified as vacation, sick or personal days, and is prorated based on start date.

•   Two floating holidays (based on start date) and eight company-scheduled holidays. (We observe New Year’s Day, Martin Luther King Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and day after, and Christmas Day.)

•   Four days (one day/quarter) of Paid Volunteer Time Off (VTO).

Executive Severance Plan	You will continue to be a Participant in the Company’s Executive Severance Plan (the “Plan”) as a Level 1 Employee, as approved by the Compensation Committee of the Board, and will be provided with certain severance benefits in the event of (a) your resignation for Good Reason (each as defined in the Plan, a copy of which is enclosed), or (b) your termination of employment by the Company other than for Cause.

Executive Perquisites	• Annual perquisite allowance of up to $13,000 gross for certain reimbursable expenses such as legal fees, financial planning services, and annual Cooper Clinic physical.

401(k)

•   Eligible for immediate contribution and rollover from another qualified plan.

•   Matching contributions dollar per dollar up to 6%.

•   Always vested in your contributions; fully vested in any company match after two years.

•   Ability to contribute up to 50% of IRS eligible pay and up to full IRS limits for pre-tax limits (current limit is $22,500).

•   Loan options and catch up contributions available for those eligible.

•   Service provider is Fidelity Investments, including a Roth investment feature.

Health and Wellness

•   Eligible for coverage on day one of employment.

•   Coverage for team member, any dependents and domestic partner/spouse if they don’t have access to benefits via their employer.

•   Three medical and two dental and vision programs to choose from.

•   All medical plans have prescription drug coverage.

•   Wellness program to save on insurance premiums.

•   FSA and HSA accounts available.

•   12 weeks 100% paid parental leave per year.

•   Short- and Long-Term Disability, Life, and AD&D Insurance.

•   Employee Assistance, Headspace Access, Health Pro advice, Real Appeal weight loss, Kannact diabetes, and Quit for Life smoking Programs.

•   Health Express, on-site medical clinic in Southlake.

•   Active&Fit discounted gym memberships.

Additional Benefits

•   Pet Insurance with up to 90% cash back on eligible vet bills.

•   Tuition Reimbursement up to $5,250 per calendar year.

•   Adoption Assistance up to $5,000 per child. ($15,000 max per family.)

•   Check out our ‘Sabre Benefits Resource Center’ for a more in depth look of what we offer—https://flimp.live/Sabre-Benefit-Resource-Center

Other Matters

While employed by the Company, you may not, without the prior written consent of the Company, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of business or service (other than as an executive of the Company or any of its subsidiaries or affiliates). It will not, however, be a violation of the foregoing requirements for you to (i) subject to the approval of the Chief Legal Officer of the Company, serve as an officer or director or otherwise participate in educational, welfare, social, religious and civic organizations or serve as a director of other for-profit corporations that are not Competitors (as defined in the Executive Confidentiality and Restrictive Covenants Agreement), or (ii) manage your or your family’s personal, financial and legal affairs, so long as, in the case of clause (i) or (ii), any such activities do not interfere with the performance of your duties and responsibilities to the Company.

For the sake of clarity, the Company currently approves your continued service on the following company Boards: Passur Aerospace Inc. and ZYTLYN Technologies. The Company at least on an annual basis reviews the outside board service of its senior executives to ensure compliance with any Conflict of Interest Policies.

By signing this offer letter agreement, you represent and warrant to, and agree with, the Company that as of your start date (i) neither the execution and delivery of this letter nor the performance of your duties hereunder violates or will violate the provisions of any other written agreement to which you are a party or by which you are bound or become bound, (ii) there are no written agreements by which you are currently bound which would prevent you from performing your duties hereunder, and (iii) other than as disclosed in writing to the Company, there are no contracts to assign inventions or other intellectual property that are now in existence between you and any other person or entity.

Certain miscellaneous matters are included as Attachment A. By signing the offer letter agreement below, you the Company acknowledge those terms and agree that such terms apply to you in your new role.

The laws of the State of Texas govern the construction, interpretation and enforcement of this offer letter agreement.

Your signature below will validate your acceptance of this offer letter agreement.

We are excited about your journey to make travel happen!

/s/ Shawn Williams
Shawn Williams
EVP and Chief People Officer

/s/ Kurt Ekert
Kurt Ekert
Date: February 28, 2023

Attachment A – Miscellaneous Provisions

1.

Dispute Resolution. The parties agree that any and all claims, disputes, or controversies arising out of or related to this offer letter agreement, or the breach of this offer letter agreement, shall be resolved by binding arbitration pursuant to the Federal Arbitration Act. The parties will submit the dispute, within 30 business days following service of notice of such dispute by one party on the other, to the Judicial Arbitration and Mediation Services (J*A*M*S/Endispute) for prompt resolution in Dallas, Texas, under its rules for labor and employment disputes. There shall be a single arbitrator, chosen in accordance with such rules, who shall be currently licensed to practice law. The parties agree that the final arbitration hearing shall commence within ninety (90) days after the arbitrator is appointed by JAMS. The decision of the arbitrator will be final and binding upon the parties, and judgment may be entered thereon in accordance with applicable law in any court having jurisdiction. The arbitrator shall have the authority to make an award of monetary damages and interest thereon. The arbitrator shall have no authority to award, and the parties hereby waive any right to seek or receive, punitive or exemplary damages. The arbitrator will have no authority to order a modification or amendment of this offer letter agreement. The arbitrator shall have the authority to award costs of arbitration, including reasonable attorney’s fees, to the prevailing party, but in the absence of such award the parties shall bear their own attorney fees.

2.

Indemnification. During your employment and for so long thereafter as potential liability exists with regard to your activities on behalf of the Company and its subsidiaries and affiliates, or as a fiduciary of any benefit plan of any of them, the Company shall indemnify you to the fullest extent permitted by applicable law (other than in connection with your gross negligence or willful misconduct), shall at the Company’s election provide you with legal representation or shall advance to you reasonable attorney’s fees and expenses as incurred, and shall advance to you other reasonable expenses of response or defense as incurred (subject to an undertaking from you to repay such advances if it shall be finally determined by a judicial decision that is not subject to further appeal that you were not entitled to the reimbursement of such fees and expenses). If, during your employment, the Company enters into any standalone indemnification agreement with any member of the Board or any other executive officer of the Company, the Company shall promptly enter into substantially the same indemnification agreement with you.

3.

Insurance. During your employment and for so long as potential liability exists thereafter, you shall be entitled to the protection of all insurance policies the Company shall elect to maintain generally for the benefit of its directors and officers (“Directors and Officers Insurance”) against all costs, charges and expenses incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of your being or having been a director, officer or employee of the Company or any of its subsidiaries or affiliates or your serving or having served any other enterprise or benefit plan as a director, officer, fiduciary, or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this offer letter agreement); provided that you shall in all cases be entitled to Directors and Officers Insurance coverage no less favorable than that provided to any other then current director or officer of the Company.

4.

Clawback. Notwithstanding anything in this offer letter agreement to the contrary, you acknowledge that the Company may be entitled or required by law, the Executive Compensation Recovery Policy (as amended from time to time, the “Clawback Policy”) or the requirements of an exchange on which the Company’s shares are listed for trading, to recoup compensation paid to you pursuant to this offer letter agreement or otherwise, and you agree to comply with any Company request or demand for repayment. You further acknowledge that the Clawback Policy may be modified from time to time in the sole discretion of the Company and without your consent, provided that the Clawback Policy shall apply consistently to all executive officers, and that such modification will be deemed to amend this offer letter agreement. You further acknowledge and agree that the Clawback Policy as in effect from time to time may apply to any and all payments of incentive compensation consistent with applicable laws as specified in the Clawback Policy from time to time; provided that the application of the Clawback Policy with respect to any payments or benefits paid or provided to you will be subject to the limitations and restrictions set forth in the Clawback Policy.

5.

No Violation. You represent and warrant to, and agree with, the Company that as of the date of execution of this offer letter agreement (i) neither the execution and delivery of this offer letter agreement nor the performance of your duties hereunder violates or will violate the provisions of any other written agreement to which you are a party or by which you are bound or become bound, (ii) there are no written agreements by which you are currently bound which would prevent you from performing your duties hereunder, and (iii) there are no contracts to assign inventions or other intellectual property that are now in existence between you and any other person or entity.

6.

Attorney’s Fees. The Company shall pay your reasonable attorney’s fees and any disbursements reasonably incurred by you in connection with the negotiation of this offer letter agreement, subject to the Executive Perquisites limit of $13,000 in effect for senior executives at the Company.

7.

No Mitigation. (i) You shall not be required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this offer letter agreement; and (ii) the payments provided pursuant to this offer letter agreement shall not be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination (as defined in the Sabre Corporation Executive Severance Plan) or otherwise.

8.

Entire Agreement; Amendment. This offer letter agreement, the Plan, the EIP, and any equity or restricted stock unit grant agreements represent the entire understanding with respect to the subject matters contained therein. Only a writing that has been signed by both you and the Company may modify this offer letter agreement. Any and all previous employment agreements, severance agreements and executive termination benefits agreements are cancelled as of April 27, 2023 and the benefits under this offer letter agreement are in lieu of, and in full substitution for, any other severance or post-employment benefits pursuant to any other agreement, arrangement or understanding with the Company or any of its affiliates; provided, however, that any prior equity awards shall remain in full force and effect. In the event of any inconsistency between the terms of this offer letter agreement and any other plan or agreement, the terms of this offer letter agreement shall control and govern.

9.

Successors. This offer letter agreement shall be binding upon and inure to the benefit of (i) the heirs, executors and legal representatives of you upon your death and (ii) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this offer letter agreement for all purposes. As used herein, “successor” shall include any person, firm, corporation, or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

10.

Effectiveness. Notwithstanding anything to the contrary herein, the parties expressly acknowledge and agree that this offer letter agreement will not become effective until each party has duly executed and delivered its respective signature hereto. You acknowledge and agree that the Company’s decision to execute and deliver this offer letter agreement will be made in its sole discretion. Nothing in this offer letter agreement has created or will create a binding obligation of any party hereto until the due execution hereof.

Executive Confidentiality and Restrictive Covenants Agreement

Executive Name: Kurt Ekert

Executive Title: Sabre Chief Executive Officer and President

I acknowledge and agree that in my position with the Company, it is expected that: (i) I will be materially involved in conducting or overseeing aspects of the Company’s business activities throughout the world; (ii) I will have contact with a substantial number of the Company’s employees and the Company’s then-current and actively-sought potential customers (“Customers”) and suppliers of inventory (“Suppliers”); and (iii) I will have access to the Company’s Trade Secrets and Confidential Information. Capitalized terms used in this Executive Confidentiality and Restrictive Covenants Agreement (“Agreement”) and not otherwise defined in the text shall have the meanings assigned to such terms defined in paragraph IX(E) below.

I further acknowledge and agree that my competition with the Company anywhere worldwide, or my attempted solicitation of the Company’s employees or Customers or Suppliers, during my employment or within the Restricted Period following my Date of Termination, would be unfair competition and would cause substantial damages to the Company. Consequently, in consideration of my employment with the Company, the Company’s covenants in this Agreement, the provision to me by the Company of additional Trade Secrets information and Confidential Information, and the compensation that will be payable to me in my position with the Company, I make the following covenants:

I.    Non-solicitation of Company Customers and Suppliers.

While I am employed by the Company and for the Restricted Period following any Date of Termination, I will not, directly or indirectly, on behalf of myself or of anyone other than the Company, solicit or hire or attempt to solicit or hire (or assist any third party in soliciting or hiring or attempting to solicit or hire) any Customer or Supplier in connection with any business activity that then competes with the Company.

II.    Non-solicitation of Company Employees.

While I am employed by the Company and for the Restricted Period following any Date of Termination, I will not, without the prior written consent of the Board, directly or indirectly, on behalf of myself or any third party, solicit or hire or recruit or, other than in the good faith performance of my duties, induce or encourage (or assist any third party in hiring, soliciting, recruiting, inducing or encouraging) any employees of the Company or any individuals who were employees within the six month period immediately prior thereto to terminate or otherwise alter his or her employment with the Company. Notwithstanding the foregoing, the restrictions contained in this paragraph II shall not apply to (i) general solicitations that are not specifically directed to employees of the Company or (ii) serving as a reference at the request of an employee.

III.    Non-competition with the Company.

While I am employed by the Company and for the Restricted Period following any Date of Termination, I will not, directly or indirectly, whether as an employee, director, owner, partner, shareholder (other than the passive ownership of securities in any public enterprise which represent no more than five percent (5%) of the voting power of all securities of such enterprise), consultant, agent, co-venturer, or independent contractor or otherwise, or through any “person” (which, for purposes of this paragraph III, shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, or a government or political subdivision thereof), perform any services for or on behalf of, any Competitor of the Company. For purposes of this Agreement, a Competitor of the Company shall mean (i) any entity or business (x) that competes or (y) engages in a line of business that competes, in each of (x) and (y), with the business of the Company, and (ii) any unit, division, line of business, parent, subsidiary, affiliate (as defined in Rule 144 under the Securities Act of 1933, as amended), successor or assign of Travelport, Amadeus, AMEX, Etihad Airways, American Airlines, United Airlines, Delta Airlines, Lufthansa Group, Expedia, Booking Holdings, TripAdvisor, Alphabet, Amazon, Facebook, Concur/SAP, Oracle, Farelogix, TravelClick, BCD Travel, Hewlett Packard Enterprises, DXC Technology, Travelsky, Computer Sciences Corporation, SITA, Hewlett Packard, or Jeppesen. It is understood and agreed in the event that any of such entities and their respective affiliates, successors and assigns no longer engages in a line of business that competes with any business of the Company, such entity shall no longer be deemed a Competitor of the Company for purposes of this Agreement.

IV.    Non-disclosure of Confidential Information and Trade Secrets.

While I am employed by the Company and thereafter, except in the good faith performance of my duties hereunder or where required by law, statute, regulation or rule of any governmental body or agency, or pursuant to a subpoena or court order, I will not, directly or indirectly, for my own account or for the account of any other person, firm or entity, use or disclose any Confidential Information or proprietary Trade Secrets of the Company to any third person unless such Confidential Information or Trade Secret has been previously disclosed to the public or is in the public domain (other than by reason of my breach of this paragraph IV).

V.    Non-Disparagement.

I agree not to deliberately defame or disparage in public comments the Company or any of its respective officers, directors, members, executives or employees. The company agrees that its officers and directors shall not deliberately defame or disparage you in public comments. I agree to reasonably cooperate with the Company (at no expense to myself) in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or their respective directors, members, officers, executives or employees.

VI.    Enforceability of Covenants.

I acknowledge that the Company has a present and future expectation of business from and with the Customers and Suppliers. I acknowledge the reasonableness of the term, geographical territory, and scope of the covenants set forth in this Agreement, and I agree that I will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein and I hereby waive any such defense. I further acknowledge that complying with the provisions contained in this Agreement will not preclude me from engaging in a lawful profession, trade or business, or from becoming gainfully employed. I agree that each of my covenants under this Agreement are separate and distinct obligations, and the failure or alleged failure of the Company or the Board to enforce any other provision in this Agreement will not constitute a defense to the enforceability of my covenants and obligations under this Agreement. The Company and I each agree that any breach of any covenant under this Agreement may result in irreparable damage and injury to the other party and that the other party will be entitled to seek temporary and permanent injunctive relief in any court of competent jurisdiction without the necessity of posting any bond, unless otherwise required by the court.

VII.    Certain Exceptions.

Notwithstanding anything set forth herein, nothing in this Agreement shall (i) prohibit me from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (ii) require notification or prior approval by the Company of any such report; provided that, I am not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal. Nothing herein regarding confidentiality shall prohibit me from contacting the EEOC, SEC, or other governmental agencies to report any violations of law or my belief as to such violations and no action shall be taken to retaliate against me because of such reports or filings.

VIII.    Post-Employment Transition and Cooperation.

Upon and after the termination of my employment with the Company for any reason (except my death or, if lacking sufficient physical or mental ability, my Disability), I will execute any and all documents and take any and all actions that the Company may reasonably request to effect the transition of my duties and responsibilities to a successor, including without limitation resigning from any positions that I hold by virtue of my employment with the Company. I will make myself reasonably available with respect to, and to cooperate in conjunction with, any litigation or investigation involving the Company, and any administrative matters (including the execution of documents, as reasonably requested). The Company agrees to compensate me (other than with respect to the provision of testimony) for such cooperation at an hourly rate commensurate with my base salary on the Date of Termination, to reimburse me for all reasonable expenses actually incurred in connection with cooperation pursuant to this paragraph VIII, and to provide me with legal representation.

IX.    General Provisions.

A.	Assignment and Severability

I acknowledge and agree that my obligations hereunder are personal, and that I shall have no right to assign, transfer or delegate and shall not assign, transfer or delegate or purport to assign, transfer or delegate this Agreement or any of my rights or obligations hereunder. This Agreement shall bind my heirs, executors, administrators, legal representatives and assigns This Agreement shall remain in effect for the benefit of any successor or assign of the business of the Company, and shall inure to the benefit of such successor or assign. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, void or otherwise unenforceable, such provision shall be enforced to the maximum extent possible so as to effect the intent of the parties, or, if incapable of such enforcement, shall be deemed to be deleted from this Agreement, and the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

B.	Governing Law and Dispute Resolution

The laws of the State of Texas shall govern the construction, interpretation and enforcement of this Agreement. The parties agree that any and all claims, disputes, or controversies arising out of or related to this Agreement, or the breach of this Agreement, shall be resolved in the Federal or state courts in Tarrant County, Texas. I hereby irrevocably consent to personal jurisdiction and venue in Tarrant County, Texas for any such action and agree that One Thousand Dollars ($1,000.00) is the agreed amount for the bond to be posted if the Company seeks an injunction. In addition to all other available remedies, the Company shall be entitled to recover any attorneys’ fees and expenses it incurs in connection with any legal proceeding arising out of my breach of this Agreement.

C.	Entire Agreement and Waiver

This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous correspondence, negotiations, agreements and understandings among the parties, both oral and written, regarding such subject matter. I acknowledge that the Company has not made, and that I have not relied upon, any representations or warranties concerning the subject matter of this Agreement other than those expressly set forth herein, if any. This Agreement may be amended only by written agreement signed by a duly authorized attorney of the Company other than me. The waiver of any rights under this Agreement in any particular instance, or the failure to enforce any provision of this Agreement in any particular instance, shall not constitute a waiver or relinquishment of the right to enforce such provision or enforce this Agreement generally.

D.	Duty to Read

I acknowledge that I have read and I understand this Agreement. I further agree that the Company would not have allowed me access to and use of Trade Secrets or Confidential Information and would not have provided me with the authority to develop and use goodwill of the Company without my acceptance of this Agreement.

E.	Definitions

“Agreement” means this Executive Confidentiality and Restrictive Covenants Agreement.

“Board” means the Board of Directors of Sabre Corporation.

“Company” means Sabre Corporation, including all of its subsidiaries and all affiliated companies and joint ventures connected by ownership to Sabre Corporation at any time.

“Confidential Information” means all material information regarding the Company (as defined above), any Company activity, Company business or Company Customer that is not generally known to persons not employed or retained (as employees or as independent contractors or agents) by the Company, that is not generally disclosed by Company practice or authority to persons not employed by the Company, that does not rise to the level of a Trade Secret and that is the subject of reasonable efforts to keep it confidential. Confidential Information shall, to the extent such information is not a Trade Secret and to the extent material, include, but not be limited to product code, product concepts, production techniques, technical information regarding the Company products or services, production processes and product/service development, operations techniques, product/service formulas, information concerning Company techniques for use and integration of its website and other products/services, current and future development and expansion or contraction plans of the Company, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of the Company and certain information concerning the strategy, tactics and financial affairs of the Company. “Confidential Information” shall not include information that has become generally available to the public, other than information that has become available as a result, directly or indirectly, of my failure to comply with any of my obligations to the Company. This definition shall not limit any definition of “confidential information” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.

“Date of Termination” has the meaning set forth in the Sabre Corporation Executive Severance Plan.

“Disability” has the meaning set forth in the Sabre Corporation Executive Severance Plan.

“Restricted Period” means the specified period immediately following your Date of Termination which shall be twenty-four (24) months if you are designated as a Level 1 Employee by the Compensation Committee of the Board (or, if the Board so determines, by another committee of the Board or by the Board itself), and eighteen (18) months if you are designated as a Level 2 Employee.

“Trade Secrets” means all secret, proprietary or confidential information regarding the Company or any Company activity that fits within the definition of “trade secrets” under the Uniform Trade Secrets Act or other applicable law. Without limiting the foregoing or any definition of Trade Secrets, Trade Secrets protected hereunder shall include all source codes and object codes for the Company’s software and all website design information to the extent that such information fits within the Uniform Trade Secrets Act. Nothing in this Agreement is intended, or shall be construed, to limit the protections of any applicable law protecting trade secrets or other confidential information. “Trade Secrets” shall not include information that has become generally available to the public, other than information that has become available as a result, directly or indirectly, of my failure to comply with any of my obligations to the Company. This definition shall not limit any definition of “trade secrets” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.

IN WITNESS WHEREOF, the parties have executed this Agreement on the 28th day of February, 2023.

EXECUTIVE

/s/ Kurt Ekert
Kurt Ekert

SABRE CORPORATION

/s/ Shawn Williams
Shawn Williams
EVP and Chief People Officer